UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
August 1, 2007

CITY HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-17733

West Virginia	55-0169957
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

25 Gatewater Road, Cross Lanes, WV 25313
(Address of Principal Executive Offices, Including Zip Code)

304-769-1100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                      Entry into a Material Definitive Agreement

On August 1, 2007, City Holding Company (the “Company”) and City National Bank of West Virginia (“City National”) entered into an Employment Agreement with John W. Alderman III regarding his continued employment as Senior Vice-President and Chief Legal Officer (“Alderman Employment Agreement”).

The Board of Directors of the Company, at its regularly scheduled meeting on July 25, 2007, approved the Alderman Employment Agreement upon recommendation by the Company’s compensation committee.  The Alderman Employment Agreement was signed by the parties on August 1, 2007.  The material terms and conditions of the Alderman Employment Agreement are as follows:

The term of the Alderman Employment Agreement begins as of July 25, 2007, and terminates on July 31, 2009, unless extended.  On each monthly anniversary date following July 31, 2007, the term is automatically extended for an additional month unless either the Company, City National or Mr. Alderman serve notice to the other parties to fix the term to a definite two year period from the date of such notice.

Mr. Alderman will receive a minimum annual salary at a rate not less than $170,000, which may be adjusted upward annually, and will have the right to participate in the incentive plans of the Company and City National for which he may become eligible and designated a participant.  In addition, Mr. Alderman will continue to participate in the employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which the Company and City National may from time to time extend to its officers; provided that Mr. Alderman will receive term life insurance coverage in an amount not less than two times his base salary.

If Mr. Alderman suffers a Total and Permanent Disability during the term of the agreement, he will continue to earn all compensation (including bonuses and incentive compensation) to which he would have been entitled as if he had not been Totally and Permanently Disabled for the first 12 months of the period, reduced by the amount of any compensation received pursuant to any applicable disability insurance plan of the Company or City National.  Thereafter, he will receive compensation to which he is entitled under any applicable disability insurance plan and the Board of Directors may terminate Mr. Alderman’s employment.  If Mr. Alderman dies during the term of the agreement, his estate will receive an amount equal to his Termination Compensation (defined below) paid over 12 equal monthly payments, in addition to any life insurance benefits available to all employees of City National. “Termination Compensation” means the highest amount of cash compensation paid to the employee in respect of any of the three most recent calendar years ending prior to the date of termination, determined by reference to the annual cash compensation.

If the Company and City National terminate Mr. Alderman for reasons other than Just Cause, or Mr. Alderman terminates employment for Good Reason, he will receive his Termination Compensation paid in 12 monthly installments.

The Company and City National have the right to terminate Mr. Alderman for “Just Cause” if he:

•	Commits an act materially detrimental to the Company or City National;

•	Is convicted of a felony involving moral turpitude; or

•	Materially breaches any other provision of the agreement.

In the event Mr. Alderman’s employment is terminated for Just Cause, he will not receive any compensation or other benefits after the date of termination.

Mr. Alderman may voluntarily terminate employment for “Good Reason” if any of the following events occur without his express written consent:

•	The assignment to him of duties inconsistent with the position of Senior Vice President and Chief Legal Officer;

•	A reduction in his pay grade or base salary or his exclusion from participation in benefit plans in which he previously participated;

•	An involuntary relocation more than 50 miles from where he is working at such time or breach of any other material provision of the agreement by the Company or City National;

•	Any purported termination of his employment by the Company or City National which is not in accordance with the agreement; or

•	The occurrence of a change of control.

For a period of 24 months following a voluntary termination of employment or termination of employment for Just Cause or Total and Permanent Disability, Mr. Alderman cannot:

•
Engage in the consumer, savings or commercial banking business, the savings and loan business or the mortgage banking business in any county of any state in which the Company or City National maintains offices as well as certain other counties in West Virginia, Kentucky or Ohio.

For a period of 24 months following a termination of employment for Good Reason or without Just Cause, Mr. Alderman cannot:

•	Solicit any depositors or customers of the Company, City National or their affiliates; or

•	Induce any then or former employee of the Company, City National or their affiliates to terminate his or her employment with such employer.

For a period of 24 months after termination of employment for any reason, Mr. Alderman cannot disclose any confidential information obtained by him while in the employ of the Company and City National.

The foregoing is a summary of the material terms of the Alderman Employment Agreement and is qualified in its entirety by such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits

10.1	Employment Agreement of John W. Alderman III

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated: August 2, 2007	City Holding Company

By:	/s/ David L. Bumgarner
David L. Bumgarner
Chief Financial Officer